   As Filed with the Securities and Exchange Commission on February 13, 2001
                                                     Registration No. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ________________

                             GLOBAL CROSSING LTD.
            (Exact name of Registrant as specified in its charter)

             Bermuda                                           98-0189783
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)


                                 Wessex House
                                45 Reid Street
                            Hamilton HM12, Bermuda
                                (441) 296-8600
   (Address, including zip code, of Registrant's principal executive office)

           The Global Crossing Supplemental Retirement Savings Plan
                           (Full title of the Plan)

                                CT Corporation
                           1633 Broadway, 23rd Floor
                           New York, New York 10019
                                (212) 479-8200
(Name, address, including zip code and telephone number, including area code, of agent for service)


                                  Copies to:


     D. Rhett Brandon, Esq.                          James C. Gorton, Esq.
   Simpson Thacher & Bartlett                         Global Crossing Ltd.
      425 Lexington Avenue                          360 North Crescent Drive
 New York, New York 10017-3954                  Beverly Hills, California 90210
         (212) 455-2000                                    (310) 385-5200

                               ________________

                        CALCULATION OF REGISTRATION FEE
====================================================================================
   Title of                           Proposed       Proposed Maximum
Securities                             Maximum          Aggregate        Amount of
    to be             Amount to be   Offering Price     Offering       Registration
Registered (b)         Registered      Per Unit         Price (a)          Fee
------------------------------------------------------------------------------------
Deferred Compensation
 Obligations            $20,000,000      100%         $20,000,000          $5,000
====================================================================================

(a)  Estimated solely for purposes of determining the registration fee.

(b) The Deferred Compensation Obligations are unsecured general obligations of Global Crossing Ltd. to pay deferred compensation in the future in accordance with the terms of The Global Crossing Supplemental Retirement Savings Plan.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and Note to Part I of Form S-8.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     The following documents filed by Global Crossing Ltd. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

     (a) The Registrant's Annual Report on Form 10-K filed on March 17, 2000, as amended by Form 10-K/A filed on September 21, 2000.

     (b) The Registrant's Quarterly Reports on Form 10-Q filed on May 15, 2000, as amended by Form 10-Q/A filed on September 21, 2000; August 14, 2000; and November 14, 2000.

     (c) The Registrant's Current Reports on Form 8-K filed on February 11, 2000, as amended by Form 8-K/A filed on February 19, 2000; February 18, 2000; March 2, 2000; March 3, 2000; May 10, 2000; June 16, 2000; July 19, 2000;
October 12, 2000; October 17, 2000; and January 25, 2001.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Item 4.   Description of Securities

     Under The Global Crossing Supplemental Retirement Savings Plan (the "Plan"), the Registrant will allow certain individuals who are among a select group of management and certain highly compensated employees (each, a "Participant" and, collectively, the "Participants") to voluntarily defer their receipt of specified amounts of contributions that otherwise would have been permitted to be deferred into The Global Crossing Employees' Retirement Savings Plan but for certain contribution or compensation limits imposed by the Internal Revenue Code.

     A Participant may defer compensation under the Plan by making a written election before the beginning of the calendar year for which the deferrals will be effective. The written election must include the amount to be deferred, the time as of which the deferral is to commence and the form that benefit payments from the Plan will take. The election is irrevocable except that the form of benefit payments may be changed under the terms of the Plan.

     The Company may appoint a trustee and direct such trustee to establish individual investment accounts for each Participant. The trustee shall be empowered to invest such accounts and any earnings thereon in such investments as may be designated by a committee (the "Committee") appointed by the Board of Directors of the Registrant. If a trustee is not appointed, the Committee shall establish bookkeeping accounts and credit earnings to such accounts in accordance with investment benchmarks as may be established from time to time. The Committee in its sole discretion may direct the transfer of amounts deferred by a Participant under another unfunded deferred compensation plan to the Participant's account under this Plan.

     The Committee shall establish and maintain individual accounts for each Participant, which shall record all activities with respect to the accounts, including contributions, adjustments for earnings (and losses) and withdrawals. The amounts accumulated in a Participant's account shall be paid in full or payment shall commence within 30 days of termination of employment. Account balances may be made in cash or in property in either a lump sum or in monthly installment payments of substantially equal amounts for a specified number of years not in excess of 20. The form of payment shall have been specified in the Participant's initial written election to participate in the Plan. The form of payment may be changed by the Participant's written election to the Committee at any time up to 24 months prior to termination of employment. The trustee shall pay benefits in accordance with the Committee's directions. If the Trustee holds insufficient funds to pay the deferred amounts, adjusted for earnings (and losses), the Company and any participating affiliate of the Company shall have the obligation to pay such amounts to its employees who are Participants.

     In the event of a Participant's death, his or her account balance shall be payable to a beneficiary who has been designated in writing on a form acceptable to the Committee. The Participant may specify the form of payment to be made to the designated beneficiary. If no election is made, the payment shall be made in a lump sum amount. If a beneficiary has not been validly designated, any amount payable pursuant to the Plan shall be paid to the spouse, children or estate of the Participant, as applicable.

     Benefits under the Plan may be paid earlier in the case of an unforeseeable emergency. An unforeseeable emergency is defined as an unanticipated financial emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the Participant if early withdrawal were not permitted. The amount that may be paid is limited to the amount necessary to meet the financial emergency.

     Distributions under the Plan are payable only out of the general assets of the Registrant, and the Registrant will not segregate any assets whatsoever in order to fund its obligations under the Plan; provided that the Registrant may
                                              --------
form a grantor trust or trusts to assist it in meeting its obligations under the Plans. Whether or not such a grantor trust is established, Participants have no greater rights to receive distributions under the Plan than those of general unsecured creditors of the Registrant. As such, the Participants' rights to receive distributions are subordinated to all indebtedness of the Registrant other than the Registrant's other general unsecured obligations. The documents incorporated by reference into this Registration Statement pursuant to Item 3 above include a description of the amount and terms of the Registrant's consolidated indebtedness.


Item 5.   Interests of Named Experts and Counsel

     None.


Item 6.   Indemnification of Directors and Officers

     The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

     The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty.

However, the Companies Act also provides that any provision, whether contained in the Registrant's bye-laws or in a contract or arrangement between the Registrant and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

     The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

     The following exhibits are filed as part of this Registration Statement:


Exhibit Number      Exhibit
--------------      -------

4.1                 The Global Crossing Supplemental Retirement Savings Plan

5.1                 Opinion of Simpson Thacher & Bartlett

23.1                Consent of Arthur Andersen

23.2                Consent of Simpson Thacher & Bartlett (included in Exhibit
                    5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement)

Item 9.   Undertakings

          (a)    The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement; and

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 13th day of February, 2001.


                                 Global Crossing Ltd.
                                      (Registrant)


                                 By./s/ Dan J. Cohrs
                                    ----------------------------
                                 Name:  Dan J. Cohrs
                                 Title: Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints each of Thomas J. Casey and Dan J. Cohrs, severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                        Title                            Date
               ---------                        -----                            ----
/s/ Gary Winnnick                  Chairman of the Board and Director       February 12, 2001
-----------------
    Gary Winnick

/s/ Lordwrick M. Cook              Co-Chairman of the Board and             February 12, 2001
---------------------
    Lodwrick M. Cook               Director


/s/ Thomas J. Casey                Chief Executive Officer and Director     February 12, 2001
-------------------
    Thomas J. Casey

/s/ Jack M. Scanlon                Director                                 February 12, 2001
-------------------
    Jack M. Scanlon


/s/ Dan J. Cohrs                   Chief Financial Officer (principal       February 12, 2001
----------------
    Dan J. Cohrs                   financial officer and principal
                                   accounting officer)

/s/ Norman Brownstein              Director                                 February 12, 2001
---------------------
    Norman Brownstein

/s/ Joseph P. Clayton              Director                                 February 12, 2001
---------------------
    Joseph P. Clayton

/s/ William E. Conway              Director                                 February 12, 2001
---------------------
    William E. Conway

/s/ Eric Hippeau                   Director                                 February 12, 2001
----------------
    Eric Hippeau

                                   Director
----------------------
    Geoffrey J.W. Kent

/s/ David L. Lee                   Director                                 February 12, 2001
----------------
    David L. Lee

/s/ Douglas H. McCorkindale        Director                                 February 12, 2001
---------------------------
    Douglas H. McCorkindale

/s/ Michael R. Steed               Director                                 February 12, 2001
--------------------
    Michael R. Steed

                               INDEX TO EXHIBITS



Exhibit Number      Exhibit
--------------      -------

4.1                 The Global Crossing Supplemental Retirement Savings Plan

5.1                 Opinion of Simpson Thacher & Bartlett

23.1                Consent of Arthur Andersen

23.2                Consent of Simpson Thacher & Bartlett (included in Exhibit
                    5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement)